Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Announces Third Quarter 2021 Financial Results

•	Consolidated Net Revenue of $12.2 Million Down 2% vs. Third Quarter of 2020 and

Up 14% vs. Second Quarter of 2021

•	U.S. End User Demand up 15% vs. Third Quarter of 2020 and Second Quarter of 2021

ATLANTA, October 28, 2021 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the third quarter of 2021. Alimera will host a conference call today at 9:00 a.m.  EDT to discuss these results.

“The third quarter marks continued improvement in top line revenue from ILUVIEN® as we recover from the challenges of the COVID-19 pandemic, with sequential growth in net revenue for both our U.S. and international segments,” said Rick Eiswirth,  Alimera’s President and Chief Executive Officer. “Importantly, as more patients return to physicians’ offices in the U.S., our largest market, we continue to see improved end user demand, demonstrated by a 15% increase versus both the third quarter of 2020 and the recently completed second quarter.  We believe the incremental investments we initiated during the third quarter to reestablish awareness of ILUVIEN, following the prolonged period of limited access to physicians and patients, are having a positive impact on utilization. We look forward to the recovery continuing in 2022 and increasing utilization of ILUVIEN.”

Third Quarter 2021 Financial Results

Net Revenue

Consolidated Q3 2021 net revenue decreased 2%  to approximately $12.2 million, compared to $12.5 million for Q3 2020.

U.S. net revenue was unchanged at $7.0 million for Q3 2021 compared to Q3 2020. However, end user demand, which represents units purchased by physicians and pharmacies from Alimera’s distributors, increased 15% from 728 units during Q3 2020 to 837 units during Q3 2021. End user demand also increased sequentially in Q3 2021 by 15% compared to 722 units in Q2 2021.

The difference between the unchanged GAAP revenue and the growth in end user demand is due to the timing of U.S. distributor purchases in Q3 2021 versus Q3 2020. During Q3 2021, Alimera’s distributors purchased approximately the same number of units that they sold to end users, while in Q3 2020 Alimera’s U.S. distributors rebuilt inventory due to increasing demand,  purchasing 19% more units than they sold.

International net revenue decreased 5% to approximately $5.2 million for Q3 2021, compared to approximately $5.5 million for Q3 2020.

Alimera did not recognize any license revenue in Q3 2021 or Q3 2020.

Operating Expenses

Total operating expenses were approximately $12.5 million for Q3 2021, compared to approximately $10.5 million for Q3 2020.  In Q3 2021, Alimera began executing its investment strategy to strengthen share of voice and advocacy through targeted spending programs.

Net Loss and Adjusted EBITDA

Net loss for Q3 2021 was $(4.2)  million, compared to a net loss of approximately $(0.6) million for Q3 2020. “Adjusted EBITDA,” a non-GAAP financial measure defined below, was approximately $(1.1)  million for Q3 2021, compared to “Adjusted EBITDA” of approximately $1.4 million for Q3 2020.

A new significant component of net loss in Q3 2021 compared to Q3 2020 is the revaluation of the warrant for Ocumension common stock that Alimera received in the licensing transaction completed in April 2021. That revaluation resulted in an incremental loss of $1.1 million.

The decrease in “Adjusted EBITDA” resulted from Alimera’s investments initiated in Q3 to strengthen share of voice and advocacy through targeted spending programs. These initiatives, along with the return of normalized travel and entertainment compared to Q3 2020, brought the spending back to pre-pandemic levels.

Net Loss per Share

Basic and diluted net loss per share for Q3 2021 was approximately $(0.60)  compared to basic and diluted net loss per share of $(0.12) for Q3 2020.

Cash and Cash Equivalents

On September 30, 2021, Alimera had cash and cash equivalents of approximately $21.5 million, compared to $24.8 million in cash and cash equivalents on June 30, 2021. This amount compares to $11.2 million of cash and cash equivalents on hand at December 31, 2020.

Definition of Non-GAAP Financial Measure

For purposes of this press release, “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, losses on extinguishment of debt, severance expenses and change in fair value of warrant asset.  Please refer to the sections of this press release entitled “Non-GAAP Financial Measure” and “Reconciliation of GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.”

Conference Call to Be Held Today

A live conference call will be hosted today, October 28, 2021, at 9:00 a.m. EDT by Rick Eiswirth, President and Chief Executive Officer, and Phil Jones, Chief Financial Officer, to discuss Alimera’s financial results and provide an update on corporate developments.  Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: Thursday October 28, 2021, 9;00 a.m. EDT
Conference dial-in: 844-839-2190

International dial-in: 412-317-9583

Conference Call Name: Alimera Sciences (Nasdaq: ALIM) Third Quarter 2021 Financial Results Conference Call

Conference Call Pre-registration: Participants are asked to pre-register for the call by navigating to https://dpregister.com/sreg/10161286/eed863afa2

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Alimera Sciences call.

The conference call will also be available through a live webcast which is also available through the company’s website.

Live Webcast URL: https://services.choruscall.com/mediaframe/webcast.html?webcastid=pAWxPxFH

A replay will be available on Alimera’s website, www.alimerasciences.com,  under “Investor Relations” one hour following the live call.

Conference Call replay: US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Canada Toll Free: 855-669-9658

Replay Access Code: 10161286

End Date: November 11, 2021

Webcast Replay End Date: January 28, 2022

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer.  For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measure

This press release contains a discussion of a non-GAAP financial measure, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP but believes that the non-GAAP measure of Adjusted EBITDA provides useful information to investors regarding Alimera’s operating performance.  Alimera uses Adjusted EBITDA in the management of its business. Accordingly, Adjusted EBITDA for the three and nine months ended September 30,  2021 and 2020 has been presented in certain instances excluding items identified in the reconciliations provided in the table entitled “Reconciliation of GAAP Net Income or Loss to non-GAAP Adjusted EBITDA.” GAAP net income or loss is the most directly comparable GAAP financial measure to Adjusted EBITDA.  Consistent with our prior practice when we had a warrant asset with a value that was subject to quarterly revision and with how we use Adjusted EBITDA in the management of our business, we have added change in fair value of warrant asset as an adjustment in the calculation of Adjusted EBITDA beginning with our results for Q2 2021.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies may calculate Adjusted EBITDA in an identical manner. Therefore, Adjusted EBITDA is not necessarily an accurate measure of comparison between companies.

The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management in determining this non-GAAP financial measure.

Forward Looking Statements

This press release contains, and the conference call in which executives of Alimera will discuss this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, (a) Alimera’s belief that its incremental investments will result in increased awareness and use of ILUVIEN and (b) Alimera’s anticipation of a continued recovery of its business. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements.

Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with (a) whether Alimera’s investments to reestablish awareness will continue to have a positive effect on utilization; (b) the continued effects of COVID-19 on the ability or willingness of patients to visit their retina specialists for ILUVIEN injections; (c) current and future governmental orders and policies adopted by healthcare facilities to address the COVID-19 pandemic, and the duration of these limitations; (d) the recent resurgence of the pandemic in parts of both Europe and the U.S.; (e) the emergence of COVID-19 variants that increase the transmissibility of the coronavirus and are more deadly; (f) the success or failure of the vaccine campaigns in Alimera’s markets; and (g) the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and is available on the SEC’s website at http://www.sec.gov. Additional factors will also be described in those sections of Alimera’s Quarterly Report on Form 10-Q for the third quarter of 2021, to be filed with the SEC soon.

Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:	For media inquiries:
Scott Gordon	Jules Abraham
for Alimera Sciences	for Alimera Sciences
scottg@coreir.com	julesa@coreir.com

ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$21,524	$11,208
Restricted cash	34	34
Accounts receivable, net	16,210	17,200
Prepaid expenses and other current assets	3,564	3,718
Inventory	2,301	2,746
Total current assets	43,633	34,906
NON-CURRENT ASSETS:
Property and equipment, net	1,664	1,638
Right of use assets, net	1,719	720
Intangible asset, net (Note 8)	11,386	12,838
Deferred tax asset	712	753
Warrant asset	951	—
TOTAL ASSETS	$60,065	$50,855
CURRENT LIABILITIES:
Accounts payable	$7,437	$7,461
Accrued expenses	3,673	3,197
Paycheck Protection Program (PPP) loan	—	1,481
Finance lease obligations	289	209
Total current liabilities	11,399	12,348
NON-CURRENT LIABILITIES:
Notes payable, net of discount	42,838	42,408
Other non-current liabilities	4,326	4,077
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock:
Series A Convertible Preferred	19,227	19,227
Common stock	69	57
Additional paid-in capital	376,579	365,830
Common stock warrants	370	370
Accumulated deficit	(393,175)	(392,909)
Accumulated other comprehensive loss	(1,568)	(553)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,502	(7,978)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$60,065	$50,855

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020

(Unaudited)

			Six Months Ended
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands, except share and per share data)
REVENUE:
PRODUCT REVENUE, NET	$12,153	$12,473	$34,022	$37,046
LICENSE REVENUE	—	—	11,048	—
NET REVENUE	12,153	12,473	45,070	37,046
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,689)	(1,537)	(5,064)	(4,949)
GROSS PROFIT	10,464	10,936	40,006	32,097
RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,278	2,469	10,058	7,162
GENERAL AND ADMINISTRATIVE EXPENSES	2,808	2,421	9,577	8,194
SALES AND MARKETING EXPENSES	5,751	4,962	15,900	15,399
DEPRECIATION AND AMORTIZATION	649	677	1,920	2,016
OPERATING EXPENSES	12,486	10,529	37,455	32,771
(LOSS) INCOME FROM OPERATIONS	(2,022)	407	2,551	(674)
INTEREST EXPENSE AND OTHER	(1,360)	(1,285)	(4,050)	(3,928)
UNREALIZED FOREIGN CURRENCY GAIN, NET	142	267	323	295
GAIN ON EXTINGUISHMENT OF DEBT	—	—	1,792	—
CHANGE IN FAIR VALUE OF WARRANT ASSET	(1,112)	—	(411)	—
NET (LOSS) INCOME BEFORE TAXES	(4,352)	(611)	205	(4,307)
BENEFIT (PROVISION) FOR TAXES	169	(7)	(471)	(55)
NET LOSS	$(4,183)	$(618)	$(266)	$(4,362)
NET LOSS PER SHARE — Basic and Diluted	$(0.60)	$(0.12)	$(0.04)	$(0.87)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and Diluted	6,924,174	5,068,701	6,480,952	5,026,905

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

GAAP NET INCOME OR LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands, except share and per share data)

GAAP NET (LOSS) INCOME	$(4,183)	$(618)	$(266)	$(4,362)
Adjustments to net income (loss):
Interest expense and other	1,360	1,285	4,050	3,928
Benefit (Provision) for taxes	(169)	7	471	55
Depreciation and amortization	649	677	1,920	2,016
Stock-based compensation expenses	244	317	758	1,074
Unrealized foreign currency exchange (gains) losses	(142)	(267)	(323)	(295)
Gain on extinguishment of debt	—	—	(1,792)	—
Change in fair value of warrant asset	1,112	—	411	—
Severance Expenses	—	—	195	—
NON-GAAP ADJUSTED EBITDA	$(1,129)	$1,401	$5,424	$2,416